Exhibit 10.40
Executive Transition Assistance Agreement
Amendment No. 1
AMENDMENT, dated December, 2006, to that certain Executive Transition Assistance Agreement (the “Agreement”) by and between Clyde L. Thomas (“Executive”) and eFunds Corporation, a Delaware corporation (the “Company”).
WHEREAS, Executive and the Company have previously entered into the Agreement to, among other things, provide Executive with assurances regarding the transition assistance benefits to be received by Executive in the event of a qualifying loss of Executive’s employment and to secure Executive’s commitment not to compete with the Company nor solicit its employees following the termination of Executive’s employment by the Company;
WHEREAS, the parties have determined to amend the Agreement to incorporate the additional terms set forth herein;
WHEREAS, the parties have determined to amend the Agreement to ensure its exemption from the operation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, capitalized terms used without definition herein shall have the meanings assigned to such terms in the Agreement.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.	Six-Month Payment Delay. Section 1(a)(i) of the Agreement is hereby amended to read in full as follows:
“(i) During the twelve month period (the “Initial Payment Period”) following any Qualifying Termination, Executive shall receive payments aggregating amount equal to Executive’s annual base salary (the “Base Amount”) on the Separation Date. Such payments will be made to Executive in accordance with the Company’s regular payroll practices, with the first such payment to be made on the Company’s first regularly scheduled payroll date (the “First Payroll Date”) that is more than six months after the Separation Date. The first payment made to Executive shall aggregate one-half of the Base Amount (plus any incremental amount needed to bring the payments to Executive current to such date) and thereafter bi-monthly payments will be made to Executive until the conclusion of the Initial Payment Period.
2.	Bonus Eligibility. Section 1(a) of the Agreement is amended to add a paragraph (iii) thereto, such paragraph to read in full as follows:

“(iii) Subject to the terms and conditions set forth in this Agreement (including the requirement of Compensation Committee authorization described in Section 2(c)), if the Separation Date occurs on or after December 31st of a given calendar year and before the date (the “Bonus Payment Date”) that bonuses for that year are paid to the Company’s U.S. associates generally, Executive shall remain eligible to receive a cash payment on the Bonus Payment Date equal to the amount obtained by multiplying the bonus payment Executive would have received on that date had Executive remained in the continuous employ of the Company through such date. In such a circumstance the Executive’s individual bonus multiplier may be greater or less than one”
3.	Equity Award Acceleration. Section 1 of the Agreement is hereby amended to add a new subsection (c), which subsection shall read in full as follows:
“(c) Subject to the terms and conditions set forth in this Agreement (including the requirement of Compensation Committee authorization described in Section 2(c)), in the event Executive’s employment with the Company is terminated under circumstances constituting a Qualifying Termination, the vesting dates associated with the portions of any equity-based awards held by Executive that are scheduled to vest within 90 days of the Separation Date shall be accelerated so that such portions vest on the Separation Date.”
4.	No Payments on Death or Disability. The existing Section 1(c) of the Agreement is hereby re-designated as Section 1(e).

5.	Release Requirement. Section 2(a)(v) of the Agreement is hereby amended to read in full as follows:
“(v) Executive must execute the Release attached as Exhibit A on or within 30 days after the Separation Date and allow the seven day rescission period referenced in Section 1(c) thereof to expire without sending a notice of revocation or rescission to the Company.”
6.	Requirement of Compensation Committee Approval. Section 2 of the Agreement is hereby amended to add a new subsection (c), which subsection shall read in full as follows:
“(c) The acceleration of the vesting of equity awards described in Section 1(c) of this Agreement, the payment of the bonus equivalent payments described in Section 1(a)(iii) of this Agreement and the making of the COBRA reimbursement payments described in Section 7(b) of this Agreement will not occur unless the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors affirmatively authorizes the extension of such benefits to Executive prior to the Separation Date. The determination of whether to authorize the Company to extend one or more of such benefits to Executive shall be made by the Compensation Committee in the exercise of its sole discretion based on such factors as it may deem relevant.”

7.	COBRA. Section 3 of the Agreement is hereby amended to designate the existing paragraph appearing thereunder as paragraph (a) and to add a new paragraph (b) to read in full as follows:

“(b) Executive shall be deemed to have ceased to serve as an active employee for purposes of the Company’s health care, dental benefits, long and short-term disability, 401(k), life insurance and other health and welfare plans as of the Separation Date. Such date shall be deemed to constitute the date of Executive’s “Qualifying Event” for COBRA purposes. Subject to the terms and conditions of this Agreement (including the requirement of Compensation Committee authorization described in Section 2(c)) and to the further requirement that such reimbursement be exempt from the operation of Section 409A of the Code, the Company shall reimburse Executive for any additional premiums incurred by Executive in obtaining continuing COBRA coverage for Executive and Executive’s family under such of the health and welfare plans as are subject to COBRA requirements as of the Separation Date. Such reimbursements shall be grossed-up by the amount of income taxes payable by Executive thereon, with the intention being that the cost to Executive of such COBRA coverage should approximate the coverage costs Executive incurred as an active employee. In the event that such reimbursement is determined not to be exempt from the operation of the above-referenced Section 409A, the commencement of such reimbursement payments shall be delayed until the First Payroll Date (with a catch-up payment to be made on such Date). Executive shall cease to be eligible to contribute to the Company’s Employee Stock Purchase and 401(k) plans as of the Separation Date.”
IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first set forth above.

eFUNDS CORPORATION

By:	/s/ Paul F. Walsh

Its: CEO

/s/ Clyde Thomas

Executive

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